Exhibit 10.33

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 1st day of January, 1997, by and between STRATEGIC DIAGNOSTICS INC. (the “Employer”), and JAMES W. STAVE (the “Employee”).

W I T N E S S E T H:

WHEREAS, Employer agrees to retain the services of Employee, and Employee agrees to work for Employer, all pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. The Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer on the terms and conditions hereinafter set forth.

2. Capacity. The Employee shall serve as the Vice President - Research and Development of Employer. The Employee shall render such services to the Company as are customary for such position and perform all other services incident thereto.

3. Effective Date and Term. Subject to the provisions of Section 6, the Employee’s employment under this Agreement shall remain in effect for the period commencing on the date hereof and terminating on January 1, 1998 (“Initial Term”) and shall be automatically extended for periods of one year commencing on January 1, 1998 and on each January 1 thereafter, unless either the Employee or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary, of such party’s election not to extend the term of the Employee’s employment hereunder.

4. Compensation and Benefits. The regular compensation and benefits payable to the Employee under this Agreement shall be as follows:

(a) Salary. For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee a salary at the rate of $99,600 per year, subject to an annual adjustment of the then current annual salary, as determined by the Board of Directors in accordance with the usual practice of the Employer with respect to review of compensation for its senior executives. The Employee’s salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b) Bonus. In addition to salary under Section 4(a), the Employee shall be entitled to participate in a bonus plan under which he may be entitled to receive an annual bonus in an amount as shall be determined by the Employer’s Board of Directors in the beginning of each of the Employer’s fiscal years under this Agreement commencing with fiscal year 1997. The Board of Directors and the Employee shall establish reasonable performance goals and targets for such bonus. Upon completion of each year, the Board of Directors shall review the actual performance against such performance targets and goals and notify the Employee of the amount of the award. Initially, the target annual bonus will be 20% of Employee’s salary for 1997. The Employee’s bonus shall be paid to him within ninety (90) days after the end of the fiscal year to which it relates, whether he remains an employee of the Employer at the date of payment or not.

(c) Regular Benefits. The Employee shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and other benefit plans from time to time in effect for senior executives of the Employer. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally acceptable policies of the Employer and (iii) the discretion of the Board of Directors of the Employer or any administrative or other committee provided for in or contemplated by such plan, except that all waiting periods for eligibility to participate in employee benefit plans shall be waived by the Employer to the extent permissible.

(d) Perquisites. The Employee shall be entitled to receive fringe benefits ordinarily and customarily provided by the Employer to its senior officers during the term of his employment hereunder.

(e) Equity Award. Promptly after execution of this Agreement, the Employee shall be granted options to purchase 60,000 shares of the Employer’s common stock under the Employer’s 1995 Stock Incentive Plan at an exercise price equal to the fair market value of the shares at the time of the grant (the “Option”). The Option will be granted pursuant to an Incentive Stock Option Agreement to be executed contemporaneously herewith in substantially the form of Exhibit A attached hereto and incorporated herein by this reference and such Option shall be subject to a four (4) year vesting schedule. The grant of options pursuant to this Section 4(e) shall be without prejudice to further grants to the Employee in the future under any plan adopted by the Employer.

5. Extent of Service. During his employment hereunder, the Employee shall, subject to the direction and supervision of the Board of Directors of the Employer, devote his full business time, all reasonable efforts and business judgement, skill and knowledge to the advancement of the Employer’s interests and to the discharge of his duties and responsibilities hereunder, except for reasonable time spent for service on the boards of directors of other corporations, vacations, civic and charitable activities, and management of personal investments.

6. Termination. Notwithstanding the provisions of Section 3, the Employee’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Employee’s death during the Employee’s employment hereunder, the Employee’s employment shall terminate on the date of his death.

(b) Termination by the Employer for Cause. The Employee’s employment hereunder may be terminated without further liability on the part of the Employer effective immediately by a majority vote of all of the members of the Board of Directors of the Employer (excluding the Employee) for cause by written notice to the Employee setting forth in reasonable detail the nature of such cause. Only the following shall constitute “cause” for such termination:

(i) The Employee commits an act constituting fraud or material misrepresentation with respect to Employer;

(ii) The Employee embezzles funds or assets from the Employer;

(iii) Conviction of the Employee of a felony involving moral turpitude (excluding motor vehicle violations); or

(iv) Gross and willful failure to perform a substantial portion of his duties and responsibilities hereunder, which failure continues for more than thirty (30) days after written notice given to the Employee pursuant to a majority vote of all such members of the Board of Directors of the Employer, such vote to set forth in reasonable detail the nature of such failure.

(c) Termination by the Employee. The Employee’s employment hereunder may be terminated effective immediately by the Employee by written notice to the Board of Directors of the Employer, provided that the Employee shall receive the benefits specified in Section 6(e) if he terminates his employment in the event of the following (any of which being referred to herein as “Good Reason”):

(i) Failure by the Employer to comply with the provisions of Section 4(a) or 4(c) or any other material breach by the Employer of any other provision of this Agreement; or

(ii) Election by the Employer not to extend the term of the Executive’s employment hereunder on substantially the same terms, in accordance with the provisions of Section 3.

(d) Termination by the Employer Without Cause. The Employee’s employment with the Employer may be terminated without cause by a majority of all of the members of the Board of Directors of the Employer on written notice to the Employee.

(e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law or by the terms of any employee benefit plan and other compensation plans, programs and structures, or fringe benefits programs in which the Employee is a participant at the time of the termination of his employment with the Company, all compensation and benefits payable to the Employee under this Agreement shall terminate on the date of termination of Employee’s employment hereunder. Notwithstanding the foregoing, in the event of termination by the Employee for Good Reason pursuant to Section 6(c) or by the Employer pursuant to Section 6(d), the Employee shall be entitled to the following benefits:

(i) The Employer shall continue to pay an amount equal to the Employee’s salary to the Employee (or the Employee’s beneficiary designated in writing to the Employer prior to his death or to his estate, if he fails to make such designation or such beneficiary predeceases him) during a period which shall extend for a period of nine (9) months after the date of the Employee’s termination (the “Severance Period”), at the salary rate in effect on the date of his termination, said payments to be made on the same periodic dates as salary payments would have been made to the Employee had his employment not been terminated; provided that in the event that the Employer shall default in the timely payment of any amount due to the Employee under this Section 6(e) or in the performance of any of its other obligations under this Section 6(e), the Employee, at his option, may accelerate the remaining payments that would become due to him hereunder and such amounts thereupon shall be due and payable forthwith.

(ii) During the Severance Period, the Employee shall continue to receive all benefits described in Sections 4(c) existing on the date of termination (except for any cash bonus plans which shall be prorated through the date of termination). For purposes of application of such benefits the Employee shall be treated as if he had remained in the employ of the Employer, with a total annual salary at the rate in effect on the date of termination.

(iii) In addition to, but not in limitation of, the rights which the Employee otherwise may have and except as expressly provided in any award subsequent to the grant of the stock options contemplated by Section 4(e), any restrictions remaining on any restricted shares issued to the Employee under the Employer’s restricted plans shall immediately lapse, any performance shares issued to the Employee under the Employer’s incentive stock plans shall immediately vest, and any stock options and stock appreciation rights granted to the Employee shall become exercisable immediately, and the Employee may exercise all such options or stock appreciation rights within the later of the remainder of their term or the expiration of the Severance Period.

(iv) If, in spite of the provisions of Section 6(e)(ii) above, benefits or service credits under any benefit plan shall not be payable or provided under any such plan to the Employee, or the Employee’s dependents, beneficiaries or estate, because the Employee is no longer deemed to be an employee of the Employer, the Employer shall pay or provide for payment of such benefits and service credits for such benefits to the Employee, or to the Employee’s dependents, beneficiaries or estate; provided, however, that the Employer shall have no obligations with respect to the federal or state income tax treatment of the exercise of any stock options or other stock rights held by the Employee under any of the Employer’s stock incentive plans.

(f) No Set-off. The amounts payable to Employee under Section 6(e) shall not be treated as damages but as severance compensation to which the Employee is entitled by reason of termination of his employment, and the Employer shall not be entitled to any set-off against, or reduction of, such amounts for any reason whatsoever. Notwithstanding any other provision of this Agreement, the Employee shall be under no obligation to seek or accept any employment after termination of employment with the Employer for any reason.

7. Disability. If, due to physical or mental illness, the Employee shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Employer, acting through its Board of Directors, may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, the Employee shall continue to receive his full payments and benefits under the Employer’s disability income plan and shall continue to participate in the Employer’s benefit plans and to receive other benefits as specified in Section 4 until the expiration of his term of employment hereunder. If any questions shall arise as to whether during any period the Employee was disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder due to physical or mental illness, the Employee may, and at the request of the Employer will, submit to the Employer a certification in reasonable detail by a physician selected by the Employee or his guardian to whom the Employer has no reasonable objection as to whether the Employee was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Employee.

8. Withholding. All payments made by the Employer under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

9. Non-Disclosure, Non-Competition and Non-Solicitation Covenants.

(a) Definitions. For purposes of this Section 9, the following terms shall have the following respective meanings:

(i) “Competitive Position” shall mean (i) the direct or indirect equity ownership or control of all or any portion of a “Competitor” (as hereinafter defined), or (ii) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Company whereby Employee is required to perform services substantially similar to those that he is to perform for Employer hereunder.

(ii) “Competitor” shall refer to any person or entity engaged, wholly or partly, in the business of distributing, manufacturing, marketing, selling, servicing, repairing environmental or agricultural immunassays.

(iii) “Confidential Information” shall mean any and all proprietary and confidential data or information of Employer or any of its affiliates, other than “Trade Secrets” (as hereinafter defined), which is of tangible or intangible value to Employer or any of its affiliates and is not public information or is not generally known or available to Employer’s competitors but is known only to Employer or its affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended.

(iv) “Restricted Territory” shall mean the United States of America.

(v) “Trade Secrets” shall mean all knowledge, data and information of Employer or any of its affiliates which is defined as a “trade secret” under applicable law.

(vi) “Work Product” shall mean all work product, property, data, documentation, “know-how”, concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Employee in connection with the performance of his services hereunder.

(vii) Acknowledgments. Employee hereby acknowledges and agrees that during the term of this Agreement (i) Employee will frequently be exposed to certain Trade Secrets and Confidential Information; (ii) Employee’s responsibilities on behalf of Employer will extend to all geographical areas of the Restricted Territory; and (iii) any competitive activity on Employee’s part during the term of this Agreement, or any competitive activity on Employee’s part in the Restricted Territory for a reasonable period thereafter, would necessarily involve Employee’s use of Employer’s Trade Secrets and Confidential Information and would unfairly threaten Employer’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and the goodwill associated with its customer base. Moreover, Employee acknowledges that, in the event of the termination of this Agreement, Employee would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 9. Therefore, Employee acknowledges and agrees that it is reasonable for Employer to require Employee to abide by the covenants set forth in this Section 9. The parties acknowledge and agree that if the nature of Employee’s responsibilities for or on behalf of Employer or the geographical areas in which Employee must fulfill such responsibilities materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 9.

(b) Nondisclosure; Ownership of Proprietary Property.

(i) In recognition of Employer’s need to protect its legitimate business interests, Employee hereby covenants and agrees that: (A) with regard to each item constituting a Trade Secret, at all times during which such item shall constitute a Trade Secret (before or after termination of this Agreement); and (B) with regard to any Confidential Information, at all times during the term of this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason, Employee shall regard and treat each item constituting a Trade Secret and all Confidential Information as strictly confidential and wholly owned by Employer and will not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party for any purpose other than in accordance with this Agreement or as required by applicable law.

(ii) Employee shall immediately notify Employer of any intended or unintended, unauthorized disclosure or use of any Trade Secrets or Confidential Information by Employee or any other person or entity of which Employee becomes aware. Employee shall cooperate fully with Employer in the procurement of any protection of Employer’s rights to or in any of the Trade Secrets or Confidential Information.

(iii) Immediately upon expiration or termination of this Agreement for any reason, or if notice of termination is required hereunder, upon receipt of such notice, or at any time after such termination or notice upon the specific request of Employer, Employee shall return to Employer all written or descriptive materials of any kind in Employee’s possession or to which Employee has access that constitute or contain any Confidential Information or Trade Secrets, and the confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

(iv) To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by Employer. Employee hereby unconditionally and irrevocably transfer and assigns to Employer all rights, title and interest Employee currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in Employer.

(c) Non-competition. In recognition of Employer’s need to protect its legitimate business interests, Employee hereby covenants and agrees that during the term of this Agreement, Employee will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of an Competitive Position. Employee further agrees that for one (1) year following expiration or termination of this Agreement for any reason. Employee will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position within the Restricted Territory (other than action to reject an offer of a Competitive Position or to notify Employer of the offer pursuant to the requirements of the next sentence of this Section 9(d)).

(d) Non-solicitation of Customers. Employee hereby covenants and agrees that (i) during the term of this Agreement, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Employer for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by Employer during the term of this Agreement; and (ii) for a period of three (3) years following expiration or termination of the term of this Agreement for any reason, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Employer for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by Employer during the term of this Agreement.

(e) Nonsolicitation of Employer Personnel. Employee hereby agrees that during the term of this Agreement, except to the extent that he is required to do so in connection with his responsibilities hereunder, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of Employer to terminate, alter or lessen such party’s affiliation with Employer or to violate the terms of any agreement or understanding between such party and Employer. Employee further agrees that during the three (3) year period following expiration or termination of this Agreement for any reason, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any “key” (as that term is hereinafter defined) employee, consultant, contractor or other personnel of Employer to terminate, alter or lessen that party’s affiliation with Employer or to violate the terms of any agreement or understanding between such party and Employer. For purposes of the preceding sentence “key” employees, consultants, contractors or other personnel of Employer are those with knowledge of or access to Employer’s Trade Secrets or Confidential Information.

(f) Remedies. Employee agrees that damages at law for Employee’s violation of any of the covenants in this Section 9 would not be an adequate or proper remedy and that, should Employee violate or threaten to violate any of the provisions of such covenants, Employer or its successors or assigns shall be entitled to seek a temporary or permanent injunction against Employee in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages (compensatory, exemplary or otherwise) for such violation. The Employee agrees not to raise as a defense to such action that Employer has an adequate remedy at law.

(g) Partial Enforcement. Employer has attempted to limit the rights of Employee to compete only to the extent necessary to protect Employer from unfair competition. Employer, however, agrees that, if the scope of enforceability of any of these restrictive covenants is in any way disputed at any time, a court of other trier of fact may modify and enforce such covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

(h) Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 9 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms and reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

10. Assignment; Successors and Assigns, etc. Neither the Employer nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent or the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that the Employer may assign its rights under this Agreement without the consent of the Employee in the event the Employer shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Employer and the Employee, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Employee’s death prior to the completion by the Employer of all payments due him under this Agreement, the Employer shall continue such payments to the Employee’s beneficiary designated in writing to the Employer prior to his death (or to his estate, if he fails to make such designation or such beneficiary predeceases him).

11. Enforceability. The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

12. Waiver. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party’s right thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

13. Notices.

(a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by facsimile or by a recognized national overnight courier service as set forth below:

If to Employer:	Strategic Diagnostics Inc. 128 Sandy Drive Newark, Delaware 19713-1147 Attn: Chief Executive Officer

with a copy to:	William A. Scari, Jr., Esquire Pepper, Hamilton & Scheetz LLP 1235 Westlakes Drive Suite 400 Berwyn, PA 19312

If to Employee:	James W. Stave 102 Scarlett Court Elkton, MD 21921

(b) Notices delivered pursuant to this Section 13 hereof shall be deemed given: at the time delivered, if personally delivered, three (3) business days after being deposited in the mail, if mailed: and one (1) business day after timely delivery to the courier, if by overnight courier service.

(c) Either party hereto may change the address to which notice is to be sent by written notice to the other party hereto in accordance with this Section 13.

14. Headings. The titles, captions and headings contained in this Agreement are inserted by convenience of reference only and are not intended to be part of or to affect in any way the meaning or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer.

17. Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

“Employer”

ATTEST:	STRATEGIC DIAGNOSTICS INC.

/s/ Anne F. Cavanaugh	By:	/s/ Richard C. Birkmeyer
	Title:	President

“Employee”

WITNESS	JAMES W. STAVE

/s/ Martha C. Reider	By:	/s/ James W. Stave
	Title:	Vice President